Exhibit 99.1

DXC Technology Adds Software and Technology Veteran Matt Fawcett to Senior Leadership Team

Fawcett brings 30 years’ legal experience to DXC

General Counsel Deckelman announces retirement

Ashburn, VA, March 20, 2024 – DXC Technology (NYSE: DXC), a leading Fortune 500 global technology services provider, today announced that Matt Fawcett has been appointed Executive Vice President and General Counsel effective April 1, reporting directly to DXC President and Chief Executive Officer Raul Fernandez.

Fawcett is a well-respected name in the industry, having advised several leading technology companies throughout his career. He served as General Counsel of NetApp, a Fortune 500 global cloud-led, data-centric software company from 2010 to 2021, and most recently was Executive Vice President and Chief Strategy Officer for the company. Prior to NetApp, Matt was Senior Vice President and General Counsel for JDS Uniphase. He has built and led global organizations, managed strategic transactions, and is widely recognized as an innovator. The addition of Matt’s deep experience in the technology industry coupled with his strategic and business acumen is an important addition to DXC’s senior leadership team.

Fawcett will replace Bill Deckelman, who has announced his intention to retire on June 1, 2024, after being with DXC for 16 years.

“Matt brings tremendous experience to DXC, having deep technology and software experience with a successful track record of working across a portfolio of ‘as-a-service’ product offerings, which will be valuable for DXC’s next chapter of growth. We are thrilled to welcome him to DXC,” said Fernandez. “We wish Bill nothing but the best for a well-deserved retirement.”

Forward Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. For a written description of these factors, see the section titled “Risk Factors” in DXC’s upcoming Annual Report on Form 10-K for the fiscal year ending March 31, 2024, and any updating information in subsequent SEC filings. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this report or to reflect the occurrence of unanticipated events except as required by law.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission-critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services to drive new levels of performance, competitiveness, and customer experience across their IT estates. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Sean B. Pasternak Corporate Media Relations +1-647-975-7326 sean.pasternak@dxc.com	John Sweeney Investor Relations +1-980-315-3665 john.sweeney@dxc.com

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